Exhibit 3.1.23

CERTIFICATE OF INCORPORATION

OF

KNIGHT-RIDDER INVESTMENT COMPANY

FIRST: The name of the Corporation is Knight-Ridder Investment Company.

SECOND: The address of the Corporation’s registered office is 100 West Tenth Street, City of Wilmington, County of New Castle, State of Delaware, and the name of its registered agent thereat is The Corporation Trust Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of Delaware.

FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is one thousand shares of common stock of the par value of one dollar ($1.00) per share.

FIFTH: The name and mailing address of the incorporator is David M. LeMay, One Wall Street, New York, New York 10005.

SIXTH: The Board of Directors is expressly authorized to make, alter, amend or repeal the By-Laws of the Corporation.

SEVENTH: Voting at any meeting of the stockholders of the Corporation need not be by written ballot.

IN WITNESS WHEREOF, I have made, signed and sealed this Certificate of Incorporation this 22nd day of December, 1983.

/s/ David M. LeMay
David M. LeMay
Incorporator

CERTIFICATE OF AMENDMENT

OF CERTIFICATE OF INCORPORATION

OF

KNIGHT-RIDDER INVESTMENT COMPANY

Knight-Ridder Investment Company, a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

A. The name of the corporation is Knight-Ridder Investment Company. The original Certificate of Incorporation of the corporation was filed with the Secretary of State of the State of Delaware on December 23, 1983.

B. This Certificate of Amendment has been duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware by the Board of Directors and the stockholders of the corporation.

C. Pursuant to Section 242 of the General Corporation Law of the State of Delaware, this Certificate of Amendment amends the provisions of the corporation’s Certificate of Incorporation as set forth herein.

D. Article I of the Certificate of Incorporation is hereby amended to read in its entirety as follows:

“The name of the Corporation is McClatchy Investment Company.

[Remainder of Page Intentionally Blank]

IN WITNESS WHEREOF, the corporation has caused this Certificate of Amendment to be signed by Karole Morgan-Prager, its Secretary, effective as of January 12, 2007.

By:	/s/ Karole Morgan-Prager
Karole Morgan-Prager
Secretary